Exhibit 10.15

This is a translation of the original text in Chinese

Proprietary Technology License Contract

This Proprietary Technology License Contract (this “Agreement”) dated March 1, 2012, is made by and between:

(1)             Giganology (Shenzhen) Ltd. a wholly foreign owned enterprise established under laws of the PRC, with registered address located at Room 802, Building 11, Shenzhen Software Park, Central District of High-tech Park, Nanshan District, Shenzhen, Guangdong, PRC. (the “Licensor”); and

(2)             Shenzhen Xunlei Networking Technologies Co., Ltd.a limited liability company established and existing under laws of the PRC, with registered address located at 7th and 8th Floor, Building 11, Shenzhen Software Park, Ke Ji Zhong Er Road, Nanshan District, Shenzhen, Guangdong, PRC. (“Licensee”).

(Each a “Party” and collectively, the “Parties”)

WHEREAS:

(1)             The Parties have entered into a software and proprietary technology license contract on November 15, 2006 (the “Original License Agreement”) and the Parties agree to modify and amend such agreement to replace the Original License Agreement.

(2)                     The Licensor is the lawful and beneficiary owner of certain proprietary technology as set out in the Schedule to this Agreement and/or owns legal and effective right to use, and the license to use (as the case may be) such proprietary technology.

(3)                     The Licensee intends to acquire a non-exclusive license in accordance with terms and conditions herein, to utilize such proprietary technology.

NOW, THEREFORE, the Parties agree as follows:

1.                          Definitions

The following terms shall have the meanings given below unless otherwise specified herein:

1.1                   “Designated Region” means mainland China, excluding Hong Kong, Macau and Taiwan Special Administrative Regions for purpose of this Agreement;

1.2                   “Business” means the Internet content provider services engaged by the Licensee in accordance with value-added services and telecommunication business operation license issued the Licensee has obtained.

1.3                   “Business Day” means the day on which the commercial banks in Shenzhen normally open for doing business.

1.4                   “Work Site” means Shenzhen, the People’s Republic of China (“PRC”), the place where the Licensee uses the Proprietary Technology to provide Internet content provider services to the public.

1.5                   “Proprietary Technology” means the proprietary technology previously and currently held by the Licensor as set out in the Schedule to this Agreement and the software, computer program, technical knowledge, data, index, tables and charts, design and any other Technical Materials to be developed and owned by the Licensee from time to time hereafter, or held by the Licensee through legal authorization or acquisition, and delivered by the Licensor to the Licensee on or after the date hereof.

1.6                   “Technical Materials” means all the documents, books, records, data and information in relation to the Proprietary Technology.

1.7                   “Improvement” means all the improvement, upgrade, development, renew or amendment made by the Licensor or the Licensee with respect to the Proprietary Technology during the term hereof.

2.                          Scope of License

2.1                   During the term hereof, the Licensor agrees to grant to the Licensee, and the Licensee agrees to acquire a non-exclusive and non-relicensable license (“License”), in order to install, store, upload, execute and display the Proprietary Technology and the Improvement (collectively, “Use”). The Use is only limited within the scope of Business engaged by the Licensee inside the Designated Region. Unless expressly provided herein, no any other license is given in a expressly or implied way under this Agreement.

2.2                   Unless approved by the Licensor in writing in advance, the Licensee shall not sell, transfer, assign or sub-license, or use the Proprietary Technology and shall not use or improve the Proprietary Technology in any way not allowed herein. The Licensee shall not entirely or partially assign its rights and obligations hereunder, or create any security interest over its rights hereunder.

2.3                   The Licensee should not use the Proprietary Technology and the Improvement

under the following circumstances:

(1)                     at any time, for any other purpose, outside the Designated Region, or beyond its Business scope; and/or

(2)                     after this Agreement expires or terminates; and/or

(3)                     in any other way not specified herein.

2.4                   Unless otherwise expressly provided herein, and except for the License granted in accordance with the Article 2.1 herein, this Agreement does not grant any title to or any other rights associated with the Proprietary Technology and the Improvement. Such title and rights are ultimately owned by the Licensor.

3.                          License Fee and Payment Method

3.1                   As the consideration of use of the License granted by the Licensor to the Licensee, the Licensee hereby agree to pay the license fee to the Licensor (“License Fee”), and the License Fee consists of the annual royalties.

3.2                   The Licensee shall make an annual payment of forty percent (40%) (“Rate”) of its pre-tax operating profit (“Income”) to the Licensor as the License Fee for use of the Proprietary Technology (“Royalty”).

3.3                   The Licensee shall make one-off payment of the Royalty to the Licensor each quarter (“Payment Period”). Within seven (7) business days following the end of each Payment Period, the Licensee shall provide a written report to the Licensor, specifying the duly calculated Income of the Licensee during the Payment Period and the corresponding amount of Royalty to be paid.

3.4                   The Licensee shall make payment to the Licensor within seven (7) business days upon its receipt of the Royalty payment notice from the Licensor with respect to related Payment Period. All the amount payable by the Licensee shall be made in RMB to the bank account notified by the Licensor to the Licensee in writing from time to time.

If the Licensee fails to pay any amount due and payable hereunder, the Licensee shall pay the Licensor default interest for its overdue payment of such amount. The default interest rate shall be the lending interest rate of the Bank of China for the same period. The calculation period starts from the date on which the amount is due and payable and ends on the date of its actual payment.

3.5                   The Licensee shall provide the Licensor with an audited authentic and correct statement regarding the Licensee’s Income and the payable amount of the

Royalty of the previous calendar year within sixty (60) days following the end of the previous calendar year. In the event that there is any inconsistency between such audited statement and the written report mentioned in above Article 3.3, then the Royalty shall be adjusted in the next Payment Period.

3.6                   The Licensee shall establish and maintain a separate accounting book for the use of Proprietary Technology and the Improvement. Throughout the term hereof, the Licensor has the right to send its employees, or engage a registered accountant at its own cost, to audit the Licensee’s books and records, including without limitation the income statements of the Licensee for the Payment Periods. The Licensee shall provide to the Licensor’s appointed employees or engaged registered accountant with all related materials, books, records, data and information, and shall provide necessary facility and support to such employees or accountant. The audit report prepared by the Licensor’s appointed employees or engaged accountant (“Audit Report”) shall be final and conclusive unless the Licensee raises any issue regarding such Audit Report within seven (7) days following its receipt of such Audit Report. The Licensor has the right to give the Licensee at anytime a payment notice regarding the outstanding amount of Royalty specified in the Audit Report. The Licensee shall make corresponding payment for it in accordance with the above Article 3.4 within seven (7) business days following the receipt of the payment notice.

4.                          Licensor’s Warranties

4.1                   As the consideration of grant of the License by the Licensor to the Licensee, the Licensee hereby warrants and undertakes to the Licensor that during the term hereof, without the prior written consent form the Licensor, the Licensee will not:

(1)                     use its own resources, or outsource or purchase any recourse from any party other than the Licensor, for provision of technical services;

(2)                     enter into any agreement, or make any arrangement, or become liable to any third party;

(3)                     be engaged in any business competitive with the business the Licensor is engaged in (including with limitation the technical services provided by the Licensor);

(4)                     engage or intend to engage any employee of the Licensor or its affiliate;

(5)                     adopt or amend its budget or operation plan; however, the Licensee shall provide its budget and operation plan draft for each fiscal year at least sixty (60) days before the beginning of each fiscal year to the Licensor for the Licensor’s approval; or

(6)                     enter into any agreement with any third party for any matter same with or similar to the subject matter hereof.

4.2                   As the consideration of grant of the License by the Licensor to the Licensee, the Licensee hereby warrants to the Licensor that during the term hereof:

(1)                     the Licensee will obtain from or renew with related governmental and administrative authorities any related approval, consent, license, registration and permit necessary for its establishment and valid existing (including without limitation the establishment approval certificate and business license), or any approval, consent, license, registration and permit in relation to the existing and operation of the value-added telecommunication permit, value-added telecommunication business or any other Internet content provider business, and maintain the validity of above mentioned approval, consent, license, registration and permit.

(2)                     the Licensee will not cease or change the current scope of Business, or be engaged in or incur any business or expenses beyond the approved and valid budget and operation plan, or cease the value-added telecommunication business;

(3)                     the Licensee with not change the nature of Internet content provider business it is currently engaged in; or

(4)                     the Licensee will operate Business lawfully, and will not engage in any business in violation of related laws.

5.                          Delivery of Technical Materials

The Licensor shall deliver to the Licensee the technical materials related to the Proprietary Technology and the Improvement through the medium and method accepted to both Parties.

6.                          Visit to Licensee’s Work Site

Notwithstanding any provision in this Agreement or any other agreement, the Licensor is entitled to visit the Licensee’s Work Site during the term hereof.

7.                          Improvement to Proprietary Technology

The Licensor or the person designated by it has the title to any Improvement to the Proprietary Technology made by the Licensor and/or the Licensee based on such Proprietary Technology, notwithstanding such Improvement can or cannot be independently registered as a copyright, patent or any intellectual property in any other form in accordance with any laws of intellectual property within any jurisdiction. For avoidance of any doubt, unless consented by the Licensor in writing, the Licensee is not entitled to transfer, assign or license the above-mentioned Improvement.

8.                          Intellectual Property Rights of Licensor

8.1                   The Licensee acknowledges that, the Licensor or the person designated by it owns the absolute title to the goodwill, intellectual property and other rights of and related to the Proprietary Technology and the Improvement, no matter if it into existence before or after the execution of this Agreement. And both Parties hereby agree that, such above-mentioned rights shall be owned by the Licensor or its designated person all the time and for all purposes.

8.2                   In any circumstances, the Licensee shall not file an application for registration anywhere in the world as the owner of the Proprietary Technology and the Improvement. On the other hand, the Licensee shall make every possible effort to provide necessary assistance in the event that the Licensor or its designated person intends to file an application for the registration of the Proprietary Technology or the Improvement somewhere in the world. If the provisions or limitations of law make the Licensee become the owner of the Proprietary Technology and the Improvement, then the Licensee shall at the Licensor’s request and at its own cost, transfer the registration and all the other rights of the Proprietary Technology and the Improvement to the Licensor or its designated person, at a nominal price of Renminbi 1.00 Yuan (RMB 1.00).

8.3                   The Licensee confirms all the software copyrights and patents it holds and applied were developed and registered based on the Proprietary Technology licensed under this Agreement, and the Licensee shall transfer all the software copyrights and patents according to Section 8.2 upon the request from the Licensor.

9.                          Confidentiality

9.1                   All the Proprietary Technology and the Improvement and all the technical materials and other information related thereto delivered to the Licensee from time to time are the property of the Licensor or its designated person for all the time. The Licensee undertakes to the Licensor and its designated person:

(1)                     it will use the Proprietary Technology or any Improvement thereof, and any related Technical Materials and other related information only inside Designated Region, and will not make any other use thereof for any purpose not contemplated herein; and

(2)                     without the prior written consent from the Licensor, it will not disclose the Proprietary Technology and the Improvement, or any Technical Materials and other information related thereto, to any person, enterprise or company upon the execution hereof, except the disclosure made to the principal employees, staff, directors and management staff strictly adhering to the “need-to-know” principle; and it will cause such principal employees, staff, directors and management be strictly bound by the confidentiality obligations, and it is liable to the Licensor for compliance of the confidentiality obligation by the above mentioned persons.

9.2                   The Licensee shall establish and maintain proper security measures and procedures, in order to safely store the Proprietary Technology and the Improvement, as well as related Technical Materials; and shall ensure that any unauthorized person cannot gain access to any such Proprietary Technology and the Improvement, as well as related Technical Materials.

9.3                   The Licensor has the right to visit and inspect the Licensee’s Work Site to ensure that the Licensee is in compliance with this Article.

9.4                   Notwithstanding the provision of above Article 9.1, the confidential obligation shall not apply to:

(1)                     any information obtained from the other Party, which has become available to the public not due to the willful misconduct or negligence of this Party or any of its agents, consultants, directors, officers, employees or representatives;

(2)                     any disclosure made at requirement of applicable laws or any other competent governmental authorities or agencies, or in accordance with regulations or rules of relevant administrative and regulatory authorities; and

(3)                     any disclosure made by either Party to its banks, financial counsels, legal counsels or any other counsels for the purpose of this Agreement.

9.5                   The confidentiality obligations set forth in this Article survive the termination of this Agreement for unlimited period of time, unless any confidential information becomes available to the public in accordance with the above mentioned provisions.

10.                   Claim

10.1            The Licensee shall be solely liable for any claim, lawsuit or administrative litigation arising from the improper manipulation or use of the Proprietary Technology and the Improvement by the Licensee.

10.2            In the event that the Licensee discovers that any person is illegally using the Proprietary Technology and the Improvement inside the region where the Licensee is granted the License herein, the Licensee shall notify the Licensor of it immediately. The Licensee shall at the Licensor’s request, provide reasonable and sufficient assistance and cooperation to the Licensor with respect to any lawsuit, claim or any other legal proceeding filed or to be filed regarding the Proprietary Technology and the Improvement.

11.                   Early Termination

11.1            Early termination of this Agreement is permitted in any of the following circumstances:

(1)                     agreed by both Parties in writing;

(2)                     by the Licensor in the event that the Licensee commits a material breach of this Agreement and fails to cure such default within thirty (30) days after the written notice of requirement for cure of default from the Licensor; or

(3)                     by the Licensor in the event that the Licensee commenced any liquidation proceeding, or any successor or similar officially appointed person is designated for all or substantial or major part of the business, properties or assets of the Licensee.

11.2            The termination of this Agreement in accordance with this Article does not impair the accumulative rights and obligations of both Parties prior to the termination of this Agreement.

11.3            In the event that this Agreement is terminated for any reason, then:

(1)                     the License for Use granted in accordance with the Article 2 hereof shall terminate with immediate effect;

(2)                     the Licensee shall immediately cease the Use of the Proprietary Technology and the Improvement, as well as all related intellectual property;

(3)                     the Licensee shall immediately return the Proprietary Technology and the Improvement, and the Technical Materials and other information delivered to it to the Licensor;

(4)                     the Licensee shall immediately transfer any software copyrights and patents registered under its own name and involving the Proprietary Technology to the Licensor according to this Agreement and other relevant agreements; and

(5)                     the Licensor is entitled to deregister the registration of this Agreement with related Chinese competent authorities (i.e., National Copyright Administration of PRC). And the Licensee shall at the Licensor’s request, assist the Licensor with the deregistration and other necessary formalities, to eliminate the Licensee’s right to use the Software and Proprietary Technology and the Improvement.

12.                   Indemnification

12.1            The Licensee shall indemnify the Licensor for any direct or indirect losses, expenses and costs (including without limitation any legal fee) incurred by the Licensor caused by any claim raised by any person for the execution and performance of this Agreement, unless such claim is attributable to the willful misconduct, default or material negligence of the Licensor.

12.2            The Licensor is not liable to the Licensee for any losses, damage, expenses and costs incurred by the Licensee caused by the existence of this Agreement or any other reason, unless such losses, damage, expenses or costs are caused by the willful misconduct, default or material negligence of the Licensor, however, provided that, in any circumstance, the Licensor shall not be held liable for any indirect losses caused to the Licensee by the breach of this Agreement.

12.3            The liability for breach assumed by the Licensor shall not exceed the amount of Royalty the Licensee shall pay to the Licensor hereunder for the year in which such liability comes into existence.

13.                   Entire Agreement

This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter of this Agreement, and replaces and terminates all the preceding oral and written discussions, negotiations, notices, memorandums of understanding, documents, and agreements, including the Original License Agreement among the Parties regarding the subject matter of this Agreement. The Parties agree that this Agreement should not be amended unless being consented by the Parties in writing.

14.                   Assignment

Without the written consent by the other Party, neither Party should assign any of its rights and obligations hereunder to any third party. Any intention to affect the transfer of any right, obligation, or liability hereunder is invalid without obtaining the above mentioned consent.

15.                   Further Warranties

Each Party hereto shall sign, and take all necessary measures within its scope of power to cause any other persons, companies or subsidiaries (if necessary) to sign, any further document, agreement and deed, and take any other act, necessary for making all the terms of this Agreement fully effective.

16.                   Severability and Enforceability

16.1            If one or multiple terms hereof is announced or determined by any competent authority to be illegal or invalid, or becomes unenforceable in accordance with any applicable law in any jurisdiction, then,

(1)                     such term shall be deemed to be isolated from the remaining terms hereof, and the remaining terms hereof continue to be valid;

(2)                     without prejudice to the capacity of filing claim before competent authorities, such invalid or unenforceable terms shall be eliminated from this Agreement, provided that, if the elimination of such terms have substantially affected or changed the commercial basis of this Agreement, the Parties shall faithfully agree to replace such invalid or unenforceable terms with new terms. The newly added terms shall be valid and enforceable, and shall be able to express the meanings which the original invalid and unenforceable terms are trying to express.

16.2            If any applicable law fully or partially prohibits or limits the performance of this Agreement, or in any way affect the performance by any Party hereto of its rights hereunder, then the Parties agree they will sign an additional agreement including commercial terms similar to those herein, to ensure the full performance of rights and obligations hereunder.

17.                   Costs and Expenses

The Licensee shall bear all the costs and expenses incurred by both Parties for the preparation of, negotiation about and execution of this Agreement.

18.                   Notices

18.1            Any notice given by one Party to the other Party shall be delivered in person, by facsimile, prepaid registered mail, or publicly recognized courier to the following addresses or facsimile numbers, which may be changed from time to time. The initial address and facsimile number of each Party are set forth as follows:

Licensor	:
Facsimile	:
Address	:
Attention	:	Zou Shenglong

Licensee	:	Shenzhen Xunlei Networking Technologies Co., Ltd.
Facsimile	:
Address	:
Attention	:	Zou Shenglong

18.2            Any such notice or communication is deemed given when::

(1)                     when delivered if in person; or

(2)                     on the fifth (5th) Business Day after being posted if by prepaid mail; or

(3)                     if delivered by facsimile, when the sender receives the facsimile report, showing such notice or communication has been entirely sent to the receiver’s facsimile machine or any other similar receiving machine; or

(4)                     on the third (3rd) business day after the courier receives the notice or communications.

For purpose of evidencing certain notices or communications have been given, the sending Party needs to prove that such notices or communications have been delivered in person, or the envelope embedded with such notices or communications have been correctly put address on and posted as prepaid mail, or the facsimile report shows that the facsimile has been successfully transmitted, or the package with such notices or communications in has been correctly specified address and delivered to courier.

19.                   Waiver

Any failure or delay to exercise any of its rights or remedies under this Agreement by either Party will not operate as its waiver of such right or remedy. Single or partial exercise of any right or remedy by either Party shall not exclude its exercise of any other rights or remedies. The rights described hereunder is accumulative, and does not exclude the rights or remedies provided by laws.

20.                   Governing Law and Jurisdiction

20.1            This Agreement is governed by and interpreted in accordance with laws of the PRC.

20.2            Any dispute arising from the execution, performance, termination or validity of this Agreement or in connection with this Agreement shall be resolved by both Parties through friendly negotiations and, if negations fail, shall be submitted to China International Trade and Economic Arbitration Commission South China Sub-commission (“CIETAC South China Sub-commission”) for arbitration according to its then effective rules and proceeding. The arbitration shall be conducted in Shenzhen. There will be one arbitrator who shall be appointed by the CIETAC South China Sub-commission according to above mentioned rules and proceeding. The arbitral award is final and binding upon the Parties. Unless otherwise provided by the arbitral award, the losing Party shall assume all the costs and expenses of arbitration and reimburse all the costs and expenses of arbitration incurred by the winning Party. If either Party needs to file a lawsuit for enforcement of the arbitral award, the losing Party shall reimburse the other Party for all reasonable expenses and legal fee so incurred by the other Party. During the period from the submission of dispute for arbitration to the rendering of arbitral award, both Parties shall continue to perform their obligations hereunder without prejudice to the final judgment made based on the aforesaid arbitral award.

21.                   Counterpart

This Agreement may be signed in multiple counterparts. Each singed counterpart shall be deemed as a original copy of this Agreement. All the counterparts constitute identical documents.

22.                   Miscellaneous

22.1            This Agreement becomes effective from the date first written above upon execution. The Parties agree and confirm the terms and conditions of this Agreement effect from November 15, 2006. This Agreement replaces the Original License Agreement upon the effectiveness of this Agreement.

22.2            Unless this Agreement terminates in advance according to this Agreement, the term of validity of this Agreement is ten (10) years. Prior to the expiration of this Agreement, subject to the written confirmation of the Licensor, this Agreement may be renewed. The term of renewal is ten (10) years or a term as agreed by the Parties. The Licensee is not entitled to confirm the renewal of this Agreement.

22.3            This Agreement is written in Chinese in two (2) original counterparts with same legal effect, each Party holding one (1) counterpart.

22.4           All the issues not contemplated herein shall be determined by the Parties through negotiations.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Licensor: Giganology (Shenzhen) Ltd.

By:	/s/ Zou Shenglong
Legal/Authorized representative (Signature and Seal)
[Affixed with company seal]

Licensee: Shenzhen Xunlei Networking Technologies Co., Ltd.

By:	/s/ Zou Shenglong
Legal/Authorized representative (Signature and Seal)
[Affixed with company seal]

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Thunder Tintin V1.0

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